UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

SYNOVA HEALTHCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania 19063

(Address of principal executive offices) (Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2007, Synova Healthcare Group, Inc. entered into a Consulting Agreement with Bianchi & Partner AG (“Bianchi”) pursuant to which Bianchi was engaged as a consultant to provide strategic advice regarding matters affecting our European stockholder base and to arrange informational meetings with our stockholders and investors located in Europe. Bianchi is a beneficial owner of approximately 6% of our common stock and has been an investor in several of our previous financing rounds. A consulting fee of $200,000 is to be paid to Bianchi in the form of 200,000 shares of our common stock (the “Shares”). The Consulting Agreement will terminate on October 25, 2008, unless we terminate it earlier for cause.

Item 3.02	Unregistered Sales of Equity Securities.

The applicable information contained in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02.

The offer and sale of the Shares were effected without registration under the Securities Act, in reliance upon Regulation S promulgated thereunder, because the subject securities were sold outside the United States and/or sold to persons believed not to have been “U.S. Persons” as defined in Regulation S and in compliance with the applicable terms and conditions of Regulation S. Restrictive legends were placed on certificates evidencing the Shares. We believe that no form of directed selling efforts, as defined in Regulation S, was used in the offer or sale of these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chairman and Chief Executive Officer